Exhibit 10.9

RESTRICTED STOCK UNIT NOTICE

ELATE GROUP, INC. 2022 EQUITY INCENTIVE PLAN

Elate Group, Inc. (the “Company”), pursuant to its 2022 Equity Incentive Plan (the “Plan”), hereby grants to Participant an Award of Restricted Stock Units for the number of shares of Stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Notice (this “Grant Notice”) and in the RSU Agreement (attached hereto as Attachment I) and the Plan, both of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein but defined in the Plan or the RSU Agreement will have the same meaning as in the Plan or the RSU Agreement. If there is any conflict between the terms in this Grant Notice and the Plan, the terms of the Plan will control.

Name of Participant:
Date of Grant:
Vesting Commencement Date:
[Performance Period:]
Number of Shares of Stock Subject to the Award:

Vesting Schedule:	[Time or performance vesting criteria to be inserted.]
Issuance Schedule:

Subject to any adjustment as provided in Section 9(a) of the Plan, one share of Stock will be issued for each Restricted Stock Unit that vests, with the time of issuance set forth in Section 6 of the RSU Agreement.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the RSU Agreement and the Plan. Participant acknowledges and agrees that this Grant Notice and the RSU Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that, as of the Date of Grant, this Grant Notice, the RSU Agreement and the Plan set forth the entire agreement and understanding between Participant and the Company regarding the acquisition of Stock pursuant to the Award specified above and supersede all prior oral and written agreements, promises and/or representations on that subject, with the exception of (i) Awards previously granted and delivered to Participant, and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

ELATE GROUP, INC.	PARTICIPANT:

By:
Title:	Date:
Date:

ATTACHMENTS: RSU Agreement

RSU AGREEMENT

ELATE GROUP, INC. 2022 EQUITY INCENTIVE PLAN

Pursuant to the Restricted Stock Unit Notice (the “Grant Notice”) and this RSU Agreement, including the additional terms and conditions for certain countries, as set forth in the appendix attached hereto (this “Agreement”), Elate Group, Inc. (the “Company”) has granted you an Award of Restricted Stock Units under its 2022 Equity Incentive Plan (the “Plan”), with respect to the number of shares of Stock indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same meaning as in the Plan.

If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. The details of your Award of Restricted Stock Units (this or your “Award”), in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.Grant of the Award. This Award represents the right to be issued on a future date one (1) share of Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by or on behalf of the Company for your benefit (the “Account”) the number of shares of Stock subject to the Award. This Award was granted in consideration of your services to the Company.  Notwithstanding the foregoing, if you are employed and/or reside outside of the United States, the Company, in its sole discretion, may provide for the settlement of the Restricted Stock Units in the form of (a) a cash payment (in an amount equal to the Fair Market Value of the shares of Common Stock that correspond to the vested Restricted Stock Units) to the extent that settlement in shares of Stock (i) is prohibited under local law, (ii) would require you, or the Company or any of its Affiliates to obtain the approval of any governmental or regulatory body in your country of employment and/or residency, (iii) would result in adverse tax consequences for you or the Company or any of its Affiliates or (iv) is administratively burdensome; or (b) shares of Stock, but require you to sell such shares of Stock immediately or within a specified period following your Termination (in which case, you hereby agree that the Company shall have the authority to issue sale instructions in relation to such shares of Stock on your behalf).

2.Vesting. Subject to the limitations contained herein, your Award will vest as provided in your Grant Notice. Vesting will cease upon your Termination; provided, however, that notwithstanding anything herein or in the Plan to the contrary, in the event of a Termination due to your death or Disability, 100% of the Restricted Stock Units shall immediately vest upon such Termination. Upon your Termination, the Restricted Stock Units credited to the Account that were not vested on the date of such Termination will be forfeited at no cost to the Company, and you will have no further right, title or interest in or to such underlying shares of Stock.

3.Number of Shares. The number of shares of Stock subject to your Award may be adjusted from time to time for capitalization adjustments, as provided in the Plan. Any additional Restricted Stock Units, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Committee, to the same forfeiture restrictions, restrictions on transferability and time and manner of delivery as applicable to the other Restricted Stock Units covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.

4.Securities Law Compliance. You may not be issued any shares of Stock under your Award unless the shares of Stock underlying the Restricted Stock Units are then registered under the Securities Act or, if not registered, the Company has determined that such issuance of the shares would be exempt from the registration requirements of the Securities Act. The issuance of shares of Stock must also comply with all other applicable laws and regulations governing the Award and the Company’s policies, and you shall not receive such Stock if the Company determines that such receipt would not be in material compliance with such laws, regulations or Company policies, if applicable.

5.Transfer Restrictions. Prior to the time that shares of Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except that, upon receiving written permission from the Committee or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company, designate a third party who, on your death, will thereafter be entitled to receive the shares issuable in respect of your Award, and in the absence of such a designation, your executor or administrator of your estate will be entitled to receive any Stock or other consideration that vested but was not issued before your death. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units.

6.Date of Issuance.

(a)The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner. The Company shall issue to you one (1) share of Stock (or, pursuant to Section 1 above, the equivalent value in cash) for each Restricted Stock Unit that vests, if any, as soon as practicable following the applicable vesting date(s) (subject to any adjustment under Section 3 above) and in any event no later than March 15th of the calendar year immediately following the calendar year in which the vesting date occurs.

(b)The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

7.Dividends. If, after the Date of Grant and prior to settlement of the Restricted Stock Units, dividends with respect to shares of Stock are declared or paid by the Company, you shall be entitled to receive Dividend Equivalents with respect to each such unsettled Restricted Stock Unit, in an amount, without interest, equal to the cumulative dividends declared or paid on one (1) share of Stock during such period, if any, to the extent such Restricted Stock Unit vests in accordance with the terms and conditions of the Grant Notice and this Agreement. The Dividend Equivalents will be paid on the date of settlement of the underlying Restricted Stock Unit, in cash or shares of Stock, as determined by the Company in its sole discretion. If the underlying Restricted Stock Unit is forfeited or cancelled prior to the applicable date of settlement for any or no reason, any accrued and unpaid Dividend Equivalents related to such forfeited or cancelled Restricted Stock Unit shall be forfeited and cancelled.

8.Restrictive Legends. The shares of Stock issued under your Award shall be endorsed with appropriate legends, if applicable, as determined by the Company.

9.Nature of Grant. In accepting the Restricted Stock Units, you acknowledge and agree that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);

(b)the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units or other awards have been granted in the past;

(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)your participation in the Plan is voluntary;

(e)the Restricted Stock Units and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company or any of its Affiliates and shall not interfere with the ability of the Service Recipient to terminate your employment or service relationship (as otherwise may be permitted under local law);

(f)unless otherwise agreed with the Company, the Restricted Stock Units and any shares of Stock acquired upon settlement of the Restricted Stock Units, and the income from and value of the same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Affiliate;

(g)the Restricted Stock Units and any shares of Stock acquired under the Plan and the income and value of the same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company any of its Affiliates;

(h)the future value of the shares of Stock underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from your Termination (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid) and, in consideration of the Restricted Stock Units, you agree not to institute any claim against the Company or the Service Recipient;

(j)for purposes of the Restricted Stock Units, your employment will be considered terminated as of the date you are no longer actively providing service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any), and unless otherwise determined by the Company, the Participant’s right to vest in the Restricted Stock Units will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any); the Committee or its delegate shall have the exclusive discretion to determine when you are no longer actively providing service for purposes of the Award (including whether you may still be considered to be providing service while on a leave of absence);

(k)the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock; and

(l)if your local currency is different than the U.S. dollar, neither the Company nor any of its Affiliates shall be liable for any foreign exchange rate fluctuation between the your local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or any amounts due to you pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any shares of Stock acquired upon settlement of the Restricted Stock Units.

10.Tax-Related Items.

(a)You acknowledge and agree that, regardless of any action taken by the Company or, if different, the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you even if technically due by the Company or an Affiliate (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units or the underlying shares of Stock, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You will not make any claim against the Company, or any of its officers, directors, employees or Affiliates, related to liabilities for Tax-Related Items arising from your Award or your other compensation. If you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)To the extent that Tax-Related Items are payable, you shall make arrangements satisfactory to the Company regarding the payment of any Tax-Related Items in respect of this Award or the Company may mandate the method for satisfying Tax-Related Items. To this end, the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Tax-Related Items relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment, whereby Tax-Related Items may be satisfied with a portion of the shares of Stock to be delivered in connection with your Restricted Stock Units by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell a portion of the shares of Stock and to deliver all or part of the sale proceeds to the Company and/or its Affiliates in payment of the amount necessary to satisfy the Tax-Related Items; (iv) withholding shares of Stock from the shares of Stock issued or otherwise issuable to you in connection with the Award with an aggregate Fair Market Value (measured as of the date shares of Stock are issued to pursuant to Section 6) approximately equal to the amount of such Tax-Related Items; provided, that, to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Committee; or (v) such other arrangements as are satisfactory to the Committee. If the obligation for Tax-Related Items is satisfied through withholding shares of Stock from the shares of Stock issued or otherwise issuable to you in connection with the Award, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the Restricted Stock Units, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items. You will have no further rights with respect to any shares of Stock that are retained by the Company pursuant to this provision. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Stock), or if not refunded, you may be able to seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient.

(c)Unless the obligations pertaining to Tax-Related Items are satisfied, the Company shall have no obligation to deliver to you any shares of Stock.

(d)In the event the Company’s or an Affiliate’s obligation to withhold arises prior to the delivery to you of shares of Stock or it is determined after the delivery of shares of Stock to you that the amount of the Company’s or an Affiliate’s withholding obligations was greater than the amount withheld by the Company or an Affiliate, you agree to indemnify and hold the Company and its Affiliates harmless from any failure by the Company or an Affiliate to withhold the proper amount.

11.Notices. Any notices provided for in your Award or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you shall be considered a general, unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement.

13.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, USA. ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN YOU AND THE COMPANY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS RELATING TO ARBITRATION SET FORTH IN THE PLAN.

14.Clawback/Recoupment Policy. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any other clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

15.Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.

16.Effect on Other Employee Benefit Plans. The value of this Award will not be included as compensation, earnings, salaries or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any Affiliate’s employee benefit plans.

17.Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Stock to be issued pursuant to this Award until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Award, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

18.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

19.Data Privacy. You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of personal data as described in Section 19(g) of the Plan (such Section 19(g) of the Plan is incorporated herein by reference and made a part hereof) by and among, as applicable, the Company, its Affiliates, third-party administrator(s) and other possible recipients for the exclusive purpose of implementing, administering and managing the Plan and Awards and your participation in the Plan. If you do not consent, or if you later seek to revoke your consent, your service status and career will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant the Restricted Stock Units or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your human resources representative.

20.Miscellaneous.

(a)The rights and obligations of the Company under your Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)The Company reserves the right to impose other requirements on your participation in the Plan, on the Award, and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

(e)This Agreement will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f)All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other acquisition of all or substantially all of the business and/or assets of the Company.

This Agreement will be deemed to be signed by you upon the signing by you of the Restricted Stock Unit Notice to which it is attached.